Exhibit 3.2

CONFIDENTIAL TREATMENT REQUESTED BY NXP B.V.

DE BRAUW
BLACKSTONE
WESTBROEK

UNOFFICIAL TRANSLATION
AMENDMENT OF THE ARTICLES OF ASSOCIATION OF
PHILIPS SEMICONDUCTORS INTERNATIONAL B.V.
(after amendment named: NXP B.V.)

On the twenty-ninth day of September two thousand and six appears before me, Johannes Daniel Maria Schoonbrood, notaris (civil-law notary) practising in Amsterdam:

Bart Sicco Veldkamp, kandidaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at: 2596 AL The Hague, the Netherlands, Zuid-Hollandlaan 7, at the office in Amsterdam, born in Haarlem on the twenty-sixth day of December nineteen hundred and fifty-eight.

The person appearing declares that on the twenty-eighth day of September two thousand and six the general meeting of shareholders of Philips Semiconductors International B.V., a private company with limited liability, with corporate seat in Eindhoven and address at: 5656 AG Eindhoven, High Tech Campus 60, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares that he amends the company’s articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

Name, Corporate seat.

Article 1.

The name of the company is: NXP B.V.
Its corporate seat is in Eindhoven.

Objects.

Article 2.

The objects of the company are to participate in, to take an interest in any other way in, to conduct the management of other business enterprises of whatever nature, to provide services to other business enterprises of whatever nature, furthermore to finance third parties, in any way to provide security or undertake the obligations of third parties and finally all activities which are incidental to or which may be conducive to any of the foregoing.

Share capital and shares.

Article 3.

3.1.      The authorised share capital of the company amounts to ninety-one thousand euro (EUR 91,000). It is divided into two hundred (200) shares of four hundred and fifty-five euro (EUR 455).

3.2.      The shares shall be in registered form and shall consecutively be numbered from 1 onwards.

3.3.      No share certificates shall be issued.

3.4.      In respect of the subscription for or acquisition of shares in its share capital or depositary receipts for such shares by other persons, the company may neither grant security rights, give a guarantee as to the price of the shares or of the depositary receipts, grant guarantees in any other manner, nor bind itself either jointly or severally in addition to or for other persons.

The company may make loans in respect of a subscription for or an acquisition of shares in its share capital or depositary receipts for such shares up to an amount not exceeding the amount of its distributable reserves. A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

3.5.      If the aggregate amount of the issued share capital and the reserves required to be maintained by law is less than the minimum share capital as then required by law, the company must maintain a reserve up to an amount equal to the difference.

Issue of shares, Depositary receipts.

Article 4.

4.1.      Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.      The previous paragraph shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

4.3.      Shares shall never be issued at a price below par.

4.4.      Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

4.5.      The company is not authorised to cooperate in the issue of depositary receipts for shares.

4.6.      The voting rights on shares may not be conferred on holders of a right of usufruct on such shares.

4.7.      Shares in the share capital of the company may be pledged if the establishment of the pledge is approved by the general meeting.

4.8.      For the purpose of these articles of association, rights of holders of depositary receipts shall mean the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company, such as inter alia the right to receive notices of general meetings, the right to attend such meetings, the right to address such meetings and the right to inspect the annual accounts as prepared by the managing board, the annual report and the additional information thereto, at the office of the company, and to obtain a copy thereof at no cost.

4.9.      Where hereinafter used in these articles of association, holders of depositary receipts shall refer to holders of a right of pledge with voting rights and to shareholders with no voting rights.

Payment for shares.

Article 5.

5.1.      Shares shall only be issued against payment in full.

5.2.      Payment must be made in cash, providing no alternative contribution has been agreed.

5.3.      Payment in cash may be made in a foreign currency, subject to the company’s consent.

Pre-emption rights.

Article 6.

6.1.      Upon issue of shares, each shareholder shall have a pre-emption right in proportion to the aggregate amount of his shares, subject to the provisions of paragraph 2 and subject to the provisions set out in section 2:206a subsection 1 second sentence of the Civil Code.

Should a shareholder who is entitled to a pre-emption right not or not fully exercise such right, the other shareholders shall be similarly entitled to pre-emption rights in respect of those shares which have not been claimed.

If the latter collectively do not or do not fully exercise their pre-emption rights, then the general meeting shall be free to decide to whom the shares which have not been claimed shall be issued and such issue may be made at a higher price.

6.2.      Pre-emption rights may be limited or excluded by resolution of the general meeting for each specific issue.

6.3.      Pre-emption rights may not be separately disposed of.

6.4.      If pre-emption rights exist in respect of an issue of shares, the general meeting shall determine, with due observance of the provisions set out in this article and simultaneously with the resolution to issue shares, the manner in which and the period within which such pre-emption rights may be exercised. Such period shall be at least four weeks from the date the notification referred to in paragraph 5 hereof is sent.

6.5.      The company shall notify all shareholders of an issue of shares in respect of which pre-emption rights exist and of the period of time within which such rights may be exercised.

6.6.      This article shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

Acquisition and disposal of shares.

Article 7.

7.1.      Subject to authorisation by the general meeting, the managing board may cause the company to acquire fully paid up shares in its own share capital for a consideration, provided:

a.        the company’s equity minus the acquisition price is not less than the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to the law; and

b.        the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half the issued share capital.

The validity of the acquisition shall be determined on the basis of the company’s equity as shown by the most recently adopted balance sheet, minus the acquisition price for shares in the company’s share capital and any distribution of profits or reserves to other persons which have become due by the company and its subsidiary companies after the balance sheet date. No acquisition pursuant to this paragraph shall be allowed if a period of more than six months following the end of a financial year has expired without the annual accounts for such year having been adopted.

7.2.      Articles 4 and 6 shall equally apply to the disposal of shares acquired by the company in its own share capital, with the exception that such disposal may be made at a price below par. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Civil Code.

7.3.      If depositary receipts for shares in the company have been issued, such depositary receipts for shares shall be put on par with shares for the purpose of the provisions of paragraph 1.

7.4.      In the general meeting no votes may be cast in respect of a share held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company. Nonetheless, the holder of a right of pledge on a share held by the company or a subsidiary company is not excluded from the right to vote such share, if the right of pledge was granted prior to the time such share was held by the company or such subsidiary company. Neither the company nor a subsidiary company may cast votes in respect of a share on which it holds a right of pledge.

Where this paragraph 7.4 and/or the law excludes shares from voting, those shares shall not be taken into account when determining the extent to which shareholders cast votes, are present or represent or the share capital is provided or represented.

7.5.      Shares which the company holds in its own share capital shall not be counted when determining the division of the amount to be distributed on shares.

Reduction of share capital.

Article 8.

8.1.      The general meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

8.2.      Cancellation of shares can only apply to shares which are held by the company itself or to shares for which the company holds depositary receipts.

8.3.      Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata with respect to all shares. The pro rata requirement may be waived with the consent of all shareholders.

8.4.      The notice of a general meeting at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the share capital and the manner in which such reduction shall be effectuated. The resolution to reduce the share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

The company shall file a resolution to reduce the issued share capital with the trade register and shall publish such filing in a national daily newspaper.

Shareholders register.

Article 9.

9.1.      The managing board shall maintain a register in which the names and addresses of all shareholders shall be recorded, stating the date on which they acquired the shares, the number of shares held by each of them, the date of acknowledgement or service, as well as the amount paid up on each share and any other information that must be recorded under the law.

9.2.      The register shall be kept up to date.

9.3.      Upon request and at no cost, the managing board shall provide a shareholder, a holder of a right of usufruct and a holder of a right of pledge with an extract from the register regarding their respective rights in respect of a share. If a share is encumbered with a right of pledge, the extract shall specify who is entitled to the rights of holders of depositary receipts.

9.4.      The managing board shall make the register available at the office of the company for inspection by the shareholders, as well as by the holders of a right of pledge who are entitled to the rights of holders of depositary receipts.

Article 10.

Each shareholder, holder of a right of usufruct and holder of a right of pledge shall give his address to the managing board.

Joint holding.

Article 11.

If shares are included in a joint holding, the joint participants may only be represented vis-à-vis the company by a person who has been designated by them in writing for that purpose. The joint participants may also designate more than one person.

The joint participants may determine at the time of the designation of the representative or thereafter - but only unanimously - that, if a joint participant so wishes, a number of votes corresponding to his interest in the joint holding will be cast in accordance with his instructions.

Notices of meetings and notifications.

Article 12.

12.1.    Notices of meetings and notifications shall be given by registered or regular letter or by bailiff’s writ.

Notices of meetings and notifications to shareholders and holders of depositary receipts shall be sent to the addresses most recently given to the managing board. Notifications by shareholders or by holders of depositary receipts to the managing board or to the supervisory board shall be sent to the office of the company.

12.2.    The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for the registered letter, or the date of mailing by the company or the date of service of the writ, as the case may be.

12.3.    Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of such meeting.

Transfer of shares.

Article 13.

Any transfer of shares or of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

Save in the event that the company is a party to the transaction the rights attached to the shares may only be exercised after:

a.         the company has acknowledged the transaction;

b.        the deed has been served upon the company; or

c.         the company has acknowledged the transaction on its own initiative by recording the same in the shareholders register,

all in accordance with the provisions set out in sections 2:196a and 2:196b of the Civil Code.

Restrictions on the transfer of shares.

Article 14.

A shareholder may transfer one or more of his shares in accordance with articles 15 to 20. In the event that the company wishes to transfer any shares it has acquired in its own capital, articles 15 to 20 shall not apply.

Article 15.

The transfer of share by a shareholder shall require the approval of the general meeting.

Article 16.

The general meeting shall decide on the request for approval within six weeks after such request having been made. Failing this, the approval shall be deemed to have been granted.

Article 17.

The approval shall also be deemed to have been granted in the event that the general meeting refuses its approval but does not simultaneously provide the shareholder with the name(s) of one or more prospective purchasers designated by it, who are willing to purchase the shares to be transferred, against payment in cash at the price to be determined in accordance with article 19. The company itself may only be a prospective purchaser with the shareholder’s consent.

Article 18.

The transfer must take place within three months after the approval has, or is deemed to have been, granted.

Article 19.

The shareholder and the designated prospective purchaser(s) shall determine the price of the shares by mutual agreement. Failing such agreement, the price shall be determined by an independent expert to be appointed by the managing board and the shareholder, by mutual agreement. In the event that the managing board and the shareholder fail to reach agreement on this appointment, the independent expert shall be appointed by the Chairman of that Chamber of Commerce and Industry which is competent to enter the company in the Trade Register.

Article 20.

For a period of one month from being notified of the price determined by the independent expert, the shareholder shall be free to decide whether to transfer his shares to the designated prospective purchaser(s).

Management, Supervision on management.

Article 21.

21.1.    The company shall be managed by a managing board, under the supervision of a supervisory board.

The managing board shall consist of at least three and no more than seven managing directors. The general meeting shall determine the number of managing directors. The supervisory board shall consist of at least three and no more than ten supervisory directors. One of the supervisory directors to be appointed will be the chairman. The general meeting shall determine the number of supervisory directors.

A legal entity may be appointed as a managing director but not as a supervisory director.

21.2.    The chairman shall be appointed by KASLION Holding B.V., currently with its corporate seat in Amsterdam, and Koninklijke Philips Electronics N.V., with its corporate seat in Eindhoven, acting jointly. The chairman may be suspended and dismissed at any time by the persons who have appointed him, acting jointly. Managing directors and the other supervisory directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors and supervisory directors. The supervisory board may at any time suspend a managing director.

21.3.    Together with a nomination for the appointment of a supervisory director the following information shall be given in respect of the candidate: his age. his profession, the number of shares in the share capital of the company held by him and the positions he holds or held insofar as relevant to the fulfilment of the duties as a supervisory director. Furthermore mention shall be made of the legal entities for which he serves as a supervisory director whereby, in case legal entities are included which belong to the same group, it shall be sufficient to mention such group.

The nomination for the appointment of a supervisory director shall include the reasons. On a reappointment the manner in which the candidate has fulfilled his duties as a supervisory director shall be taken into account.

21.4.    If either the general meeting or the supervisory board has suspended a managing director, or if the general meeting has suspended a supervisory director not being the chairman, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such managing director or supervisory director, or to terminate or continue the suspension, failing which the suspension shall lapse. If the chairman has been suspended by the persons who have appointed the chairman, they shall within three months after the suspension has taken effect resolve either to dismiss the chairman or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the resolution to continue the suspension has been adopted.

A managing director or a supervisory director not being the chairman who has been suspended shall be given the opportunity to account for his actions at the general meeting and to be assisted by an adviser.

21.5.    In the event that one or more managing directors is prevented from acting or is failing, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management.

In the event that all managing directors are or the only managing director is prevented from acting or are / is failing, the supervisory board shall temporarily be in charge of the management; in such case the supervisory board shall be authorised to designate one or more temporary members of the managing board.

Failing any managing director the supervisory board shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

Article 22.

22.1.    The supervisory board shall determine the terms and conditions of employment of the managing directors.

22.2.    The general meeting may grant one or more supervisory directors a remuneration. They shall be reimbursed for their expenses.

22.3.    Unless Dutch law provides otherwise, the following shall be reimbursed to current and former managing directors and supervisory directors:

a.        the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the company’s request;

b.        any damages or fines payable by them as a result of an act or failure to act as referred to under a;

c.        the reasonable costs of appearing in other legal proceedings in which they are involved as current or former managing directors or supervisory directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that (i) a Dutch court has established in a final and conclusive decision that the act or failure to act of the person concerned may be characterised as wilful (“opzettelijk”), intentionally reckless (“bewust roekeloos”) or seriously culpable (“ernstig verwijtbaar”) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness, or (ii) the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss. The company may take out liability insurance for the benefit of the persons concerned.

The supervisory board may by agreement or otherwise give further implementation to the above with respect to managing directors. The managing board may by agreement or otherwise give further implementation to the above with respect to supervisory directors.

Managing board.

Article 23.

23.1.    With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the managing directors may divide their duties among themselves, whether or not by rule.

23.2.    The managing board shall meet whenever a managing director so requires. The managing board shall adopt its resolutions by an absolute majority of votes cast. In a tie vote, the proposal shall have been rejected.

23.3.    The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by telefax or by other written means of communication commonly utilised in the business world and all managing directors have expressed themselves in favour of the proposal concerned.

23.4.    The supervisory board may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

The supervisory board shall inform the managing board without delay of any such resolution.

Representation.

Article 24.

24.1.    The managing board is authorised to represent the company. In the event that more than one managing director is in office, the company may also be represented by two managing directors acting jointly.

24.2.    If a managing director has a conflict of interest with the company, the company may, with due observance of the provisions of the first paragraph, be represented in that matter either by one of the other managing directors or by a supervisory director designated by the supervisory board, unless the general meeting designates a person for that purpose or unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists.

Authorised signatories.

Article 25.

The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

Supervisory board.

Article 26.

26.1.    Supervision of the policies of the managing board and of the general course of the company’s affairs and its business enterprise shall be exercised by the supervisory board. It shall support the managing board with advice. In fulfilling their duties the supervisory directors shall serve the interests of the company and its business enterprise. The managing board shall in due time provide the supervisory board with the information it needs to carry out its duties.

26.2.    The supervisory board shall appoint a secretary, whether or not from among its members.

Furthermore, the supervisory board may appoint one or more of its members as delegate supervisory director in charge of communicating with the managing board on a regular basis. They shall report their findings to the supervisory board. The offices of chairman of the supervisory board and delegate supervisory director are compatible.

26.3.    With due observance of these articles of association, the supervisory board may adopt rules governing the division of its duties among its various members and its committees.

26.4.    The supervisory board may decide that one or more of its members shall have access to all premises of the company and shall be authorised to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its members shall be authorised to exercise a portion of such powers.

Article 27.

27.1.    The supervisory board shall meet whenever one of its members so requests. The supervisory board shall adopt its resolutions by an absolute majority of votes cast. In a tie vote, the proposal shall have been rejected.

27.2.    Without prejudice to the provisions of paragraph 3 the supervisory board may not adopt resolutions if the majority of its members is not present.

27.3.    The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by telefax or by other written means of communication commonly utilised in the business world, and provided that none of the supervisory directors has expressed himself against this way of adopting resolutions. Such resolutions shall be recorded in the minute book of the supervisory board kept by the secretary of the supervisory board; the documents in evidence of the adoption of such resolutions shall be kept with the minute book.

27.4.    The managing directors shall attend the meetings of the supervisory board, if invited to do so, and they shall provide in such meetings all information required by the supervisory board.

27.5.    At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

27.6.    If there are less than three supervisory directors in office, the board shall be deemed to be properly constituted, provided that if there is only one supervisory director in office, he shall have all rights and obligations conferred and imposed on the supervisory board and the chairman of the supervisory board by the law and by these articles of association.

General meetings.

Article 28.

28.1.    The annual general meeting shall be held within six months after the end of the financial year.

28.2.    The agenda for this meeting shall in any case include the following items:

a.        the discussion of the managing board’s written annual report concerning the company’s affairs and the management as conducted;

b.        the adoption of the annual accounts and - with due observance of the provisions of article 35 - the allocation of profits;

c.        the discharge of managing directors from liability for their management over the last financial year and of supervisory directors from liability for their supervision thereof.

The items referred to above need not be included on the agenda if the period for preparing the annual accounts and presenting the annual report has been extended or if the agenda includes a proposal to that effect. In addition, the item referred to in a. need not be included on the agenda if section 2:391 of the Civil Code does not apply to the company.

At the annual general meeting, any other items that have been put on the agenda in accordance with article 29 paragraphs 2 and 3 will be dealt with.

28.3.    A general meeting shall be convened whenever the managing board or the supervisory board considers appropriate.

In addition a general meeting shall be convened as soon as one or more persons, together entitled to cast at least one-tenth of the total number of votes that may be cast, so request the managing board and the supervisory board, stating the items to be discussed.

Article 29.

29.1.    General meetings shall be held in the municipality where the company has its corporate seat or in Amsterdam, The Hague, Rotterdam or Haarlemmermeer (Schlphol). Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented and all the holders of depositary receipts for shares are present or represented.

29.2.    Shareholders and holders of depositary receipts shall be given notice of the general meeting by the managing board, the supervisory board, a managing director or a supervisory director, If in the event as referred to in the second sentence of article 28 paragraph 3, neither a managing director nor a supervisory director convenes the meeting such that the meeting is held within four weeks of the request, any of the persons requesting the meeting shall be authorised to convene the same with due observance of that provided in these articles of association.

The notice shall specify the items to be discussed.

29.3.    Notice shall be given not later than on the fifteenth day prior to the date of the meeting. If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented and all holders of depositary receipts are present or represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of meeting or in a supplementary notice sent with due observance of the notice period.

Article 30.

30.1.    The general meeting shall appoint its chairman. The chairman shall designate the secretary.

30.2.    Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned, or alternatively be adopted by a subsequent meeting; in the latter case the minutes shall be signed by the chairman and the secretary of such subsequent meeting in evidence of their adoption.

30.3.    The chairman of the meeting and furthermore each managing director and each supervisory director may at any time give instructions that a notarial record be prepared at the expense of the company.

Article 31.

31.1.    Each share confers the right to cast one vote at the general meeting. Blank votes and invalid votes shall be regarded as not having been cast.

31.2.    Resolutions shall be adopted by an absolute majority of votes cast.

31 3.    The chairman shall determine the manner of voting provided, however, that if any person present who is entitled to vote so requires, voting in respect of the appointment, suspension and dismissal of persons shall take place by means of sealed and unsigned ballots.

31.4.    In a tie vote concerning the appointment of persons, no resolution shall have been adopted.

In a tie vote concerning other matters, the proposal shall have been rejected, without prejudice to the provisions of article 35 paragraph 2.

31.5.    Each holder of depositary receipts shall be entitled to attend the general meetings and to address such meetings, but he shall not be entitled to cast votes provided, however, that the latter provision shall not apply to holders of a right of pledge of shares who have the right to vote.

31.6.    Shareholders and holders of depositary receipts may be represented at a meeting by a proxy authorised in writing.

31.7.    Managing directors and supervisory directors are authorised to attend general meetings and as such they have an advisory vote at the general meetings.

Article 32.

32.1.    Shareholders and holders of a right of pledge of shares who are entitled to vote may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors and supervisory directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all persons entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.

Those who have adopted a resolution without holding a meeting shall forthwith notify the managing board and the chairman of the supervisory board of the resolution so adopted.

32.2.    A resolution as referred to in paragraph 1 shall be recorded in the minute book of the general meeting by a managing director; at the next general meeting the entry shall be read out by the chairman of that meeting. Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minute book of the general meeting and as soon as the resolution has been adopted, all persons who have adopted such resolution shall be notified thereof.

Financial year. Annual accounts.

Article 33.

33.1.    The financial year shall coincide with the calendar year.

33.2.    Annually, within five months after the end of each financial year - subject to an extension of such period not exceeding six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders and the holders of depositary receipts.

The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 34, if the assignment referred to in that article has been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company.

The annual accounts shall be signed by all managing directors and by all supervisory directors; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

33.3.    The company shall ensure that the annual accounts as prepared, the annual report and the additional information referred to in paragraph 2 shall be available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders and the holders of depositary receipts may inspect the above documents at the office of the company and obtain a copy thereof at no cost.

33.4.    If the company is required, in conformity with article 34 paragraph 1, to give an assignment to an auditor to audit the annual accounts and the general meeting has been unable to review the auditor’s certificate, the annual accounts may not be adopted, unless the additional Information referred to in paragraph 2 second sentence, mentions a legal ground why such certificate is lacking.

33.5.    If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available to the shareholders and the holders of depositary receipts at no cost.

Auditor.

Article 34.

34.1.    The company may give an assignment to an auditor as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section provided that the company shall give such assignment if the law so requires.

If the law does not require that the assignment mentioned in the preceding sentence be given the company may also give the assignment to audit the annual accounts prepared by the managing board to another expert; such expert shall hereinafter also be referred to as: auditor.

The general meeting shall be authorised to give the assignment referred to above. If the general meeting fails to do so, then the supervisory board shall be so authorised, or the managing board if temporarily no supervisory director is in office or if the supervisory board fails to give such assignment.

The assignment given to the auditor may be revoked at any time by the general meeting and by the corporate body which has given such assignment; furthermore, the assignment given by the managing board may be revoked by the supervisory board. The auditor shall report on his audit to the supervisory board and the managing board and shall issue a certificate containing its results.

34.2.    The managing board as well as the supervisory board may give assignments to the auditor or any other auditor at the expense or the company.

Profit and loss.

Article 35.

35.1.    Distribution of profits pursuant to this article shall be made following the adoption of the annual accounts which show that such distribution is allowed.

35.2.    The profits shall be at the free disposal of the general meeting. In a tie vote regarding a proposal to distribute or reserve profits, the profits concerned shall be reserved.

35.3.    The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

35.4.    A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

Article 36.

36.1.    Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

36.2.    Dividends which have not been collected within five years of the start of the second day on which they became due and payable shall revert to the company.

36.3.    The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

36.4.    Without prejudice to article 35 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves.

36.5.    Without prejudice to article 35 paragraph 3 interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation.

Article 37.

37.1.    If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property, under the supervision of the supervisory board, if and to the extent the general meeting shall not appoint one or more other liquidators.

37.2.    The general meeting shall determine the remuneration of the liquidators and of the persons charged with the supervision of the liquidation.

37.3.    The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.

37.4.    The balance of the assets of the company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings.

37.5.    After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

Transitional provision.

Article 38.

38.1.    The general meeting may resolve to institute the supervisory board. The institution of the supervisory board shall be effective as from the date of filing of such resolution with the trade register.

If the supervisory board has been instituted pursuant to this paragraph, the provisions of articles 21, 22, 23, 26 and 27 shall apply to the supervisory board and its members; other provisions in these articles of association regarding the supervisory board and/or its members apply only if the supervisory board is instituted.

38.2.    This article and its heading shall lapse after the supervisory board is instituted.

The required ministerial declaration of no-objection was granted on the nineteenth day of September two thousand and six, number B.V. 400.135.

The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that he has taken note of the contents of the deed and agrees with the partial reading thereof, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris, at nine hours seventeen minutes.